Exhibit (h)(15)(ii)

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

This AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT (the “Amendment”) is made and entered into as of the 5th day of October, 2020, by and among PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY (the “Company”), on its own behalf and on behalf of each separate account of the Company identified in the Agreement (as defined below), MORGAN STANLEY VARIABLE INSURANCE FUND, INC. (formerly known as The Universal
Institutional Funds, Inc.) (the “Fund”), MORGAN STANLEY DISTRIBUTION, INC. (the
“Underwriter”) and MORGAN STANLEY INVESTMENT MANAGEMENT INC. (the “Adviser”).

WHEREAS, the Company, the Fund, the Underwriter and the Adviser have entered into a Participation Agreement, dated as of November 1, 2007, as such agreement may be amended from time to time (the “Agreement”); and

WHEREAS, the Company, the Fund, the Underwriter and the Adviser wish to revise the
Portfolios available under the Agreement.

WHEREAS, effective May 1, 2017, the Fund changed its name from The Universal
Institutional Funds, Inc. to Morgan Stanley Variable Insurance Fund, Inc.
WHEREAS, the parties desire to amend the Agreement reflect the Fund’s new name. NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Fund, the Underwriter and the Adviser agree to amend the Agreement as follows:

1.
Any references to The Universal Funds, Inc. shall be replaced with Morgan Stanley
Variable Insurance Fund, Inc.

2.
Schedule B of the Agreement is deleted and replaced in its entirety with the attached
Schedule B.

3.
Except as provided herein, the Agreement shall remain in full force and effect.  This Amendment and the Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

4.
This Amendment shall be effective as of the date written above.

5.
This Amendment may be executed in two or more counterparts, each of which will be an original and all of which, taken together, shall be deemed one and the same document.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

By: /s/ Steve Cramer
Name: Steve Cramer
Title: Senior Vice President and Chief Product Officer

MORGAN STANLEY VARIABLE INSURANCE FUND, INC.

By: /s/ John H. Gernon
Name: John H. Gernon
Title: President & Principal Executive Officer

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By: /s/ Regina Stewart
Name: Regina Stewart
Title: Executive Director

 MORGAN STANLEY DISTRIBUTION, INC.

By: /s/ James Costabile
Name: James Costabile
Title: Managing Director

SCHEDULE B

PORTFOLIOS OF THE MORGAN STANLEY VARIABLE INSURANCE FUND, INC.
AVAILABLE UNDER THIS AGREEMENT

Class I and Class II shares, as applicable, of any Portfolios which are available and open to new investors on or after the effective date of this Agreement, or as otherwise permitted under a Portfolio’s then-current prospectus, shall be available for purchase under the Agreement.